Exhibit 5.9

CONSENT OF P. GODIN

In connection with (1) the technical report dated September 2005, entitled “Cambior – Rapport Technique – Projet Camp Caiman – Norme Canadienne 43-101” (the “Camp Caiman Report”); and (2) the annual information form of the Corporation dated March 31, 2009 which includes reference to my name in connection with information relating to the Camp Caiman Report and the properties described therein, the undersigned hereby consents to reference to the undersigned’s name and information derived from the Camp Caiman Report included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission.

Date: July 9, 2009

/s/ P. Godin
Name:	Patrick Godin, P. Eng.
Title:	Vice-president Project Development
Company:	GMining Services Inc.